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                                        EXHIBIT (8)(b)

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                       SERVICE AGREEMENT


     This Service Agreement dated as of January 1, 1997, is entered into by and between Equitable Life Insurance Company of Iowa ("ELIC"), a corporation organized and existing under the laws of the State of Iowa, and Golden American Life Insurance Company ("GA"), an insurance company organized and existing under the laws of the State of Delaware.

     WHEREAS, Equitable Life Insurance Company of Iowa and Golden American Life Insurance Company are owned or controlled directly or indirectly by Equitable of Iowa Companies, which conducts substantially all of its insurance and non-insurance operations through subsidiary companies, and

     WHEREAS, ELIC provides personnel, services and managerial functions for its subsidiaries and affiliates, and directly or indirectly leases employees and facilities to affiliates to carry out their operations; and

     WHEREAS, GA is desirous of obtaining certain advisory, computer, and other resources ("Services") provided through ELIC upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the ELIC and GA hereto agree as follows:

     1. Services. On the basis of the foregoing premises Services shall be provided to GA as GA shall request from time to time in furtherance of the development and maintenance of GA's activities. Such Services may include the following:

               a.) Accounting
               b.) Actuarial
               c.) Advisory
               d.) Claims Adjustment
               e.) Computer Services
               f.) Employee Services
               g.) Legal
               h.) Marketing (excluding commissions)
               i.) Tax
               j.) Underwriting
               k.) Administrative Services

     2. Control. All Services to be performed pursuant to this Agreement which require the exercise of judgment shall be performed in accordance with generally accepted insurance practices when insurance or related activi ties are involved.

     3. Consideration. Costs shall be attributable to GA for Services performed, in accordance with the allocation set forth in the attached schedule ("Schedule") or in accordance with any future schedules for payment of costs as agreed to between the parties. Quarterly, ELIC shall have the right to (a) adjust the allocations set forth in the Schedule to reflect as closely as possible the actual cost of Services rendered to GA and
          (b) to allocate the difference between the actual cost of Services rendered to GA and the amounts set forth in the Schedule. Services provided shall be recorded through intercompany accounts.

     4.   Audit.  As of the last day of each year, GA shall  have
          the  right, at its own expense, to conduct an audit  of
          the   Services   rendered  and  the   amounts   charged
          hereunder.

     5. Termination. This Agreement shall remain in effect until termination by mutual agreement of the parties hereto on 30 days written notice, with the exception of any Computer Services being provided by ELIC to GA in which case GA shall have the option to continue to receive such services for six months subsequent to such termination notice.

     6. Construction. This Agreement shall be interpreted and construed under and pursuant to the laws of the State of Iowa.

     7.   This  Agreement is subject to the approval of the state
          insurance  commissioners  of  the  Delaware  and   Iowa
          Departments of Insurance.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                   EQUITABLE LIFE INSURANCE
                                        COMPANY OF IOWA


                                   By:___________________________
                                          Frederick  S.  Hubbell,
                                             President,
                                          Chairman  of the  Board
                                             and CEO


Attest___________________________
     John A. Merriman, Secretary
                                   GOLDEN AMERICAN LIFE
                                        INSURANCE COMPANY



                                   By:______________________________
                                           Terry    L.   Kendall,
President and CEO


Attest____________________________
     Myles R. Tashman, Secretary


                            SCHEDULE
                       (January 1, 1997)
                        Expense Charges

GA's costs shall be computed in the Reports designated below, prepared according to the following methodologies:

A.   Individual Policies

     1. Individual Life - Charges as determined per annual expense study and quarterly allocation report.

          a)   Issuance - Flat amount per policy issued.

          b) Maintenance - Flat amount per average in force policy.

     2. Single Premium Universal Life - Charges as determined per annual expense analysis and Quarterly Allocation
          Report.

          a)   Issuance - Flat amount per policy issued.

          b) Maintenance - Flat amount per average in force policy.

     3.   Group  -  Charges as set forth in the Group  Allocation
          Report.

          a)   Issuance - Flat amount per policy issued.

          b) Maintenance - Flat amount per in force certificate and/or groups in force.

B.   Annuity Policies

     1. Deferred Annuities - Charges as set forth in the Annuity Internal Cost Allocation Report

          a)   Flat charge per contract issued

          b) Maintenance - flat amount per average policy in force.


     2. Immediate Annuities - Charges as set forth in the Annuity Internal Cost Allocation Report

          a)   Flat charge per contract issued
          b)   Maintenance charge per contract
               i)  Quarterly fee per in force contract

     3. Other Annuities (Specialty, etc.) - Charges as set forth in the pricing of the product.



June 13, 1997\L:\JMS\EQUITABL\AGREE\SVC-AGT.GAM

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